CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FLEETCOR TECHNOLOGIES, INC.
FleetCor Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1    This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 20, 2010, as amended and restated by Certificates of Amendment filed with the Secretary of State of the State of Delaware on June 7, 2018 and on June 14, 2019 (as so amended and restated, the “Certificate of Incorporation”).
2    This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
3    This amendment shall be effective upon the filing of this Certificate of Amendment with the Secretary of State of Delaware.
3    Article EIGHTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
EIGHTH. All actions required or permitted to be taken by the holders of Common Stock of the Corporation may be effected by the written consent of such holders pursuant to Section 228 of the DGCL, subject in all events to the provisions of this Article and the provisions of this Amended and Restated Certificate of Incorporation, as amended from time in accordance with Article TWELFTH, the provisions of the Bylaws of the Corporation, as amended from time to time with the prior approval of the Board of Directors (the “Bylaws”), and applicable law.
(a)     Request For Consent Record Date. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting (a “Consent Record Date”) shall be as fixed by the Board of Directors or as otherwise established under this Article. Any holder of Common Stock seeking to authorize or take or have stockholders authorize or take action by written consent without a meeting must, by written notice addressed to the Secretary of this Corporation, delivered to the Corporation and signed by stockholders of record holding shares representing in the aggregate at least 25% of the outstanding shares of Common Stock, provided that such shares are determined to be Net Long Shares (as defined in the Bylaws) that have been held continuously for at least one year prior to the date of the written request (the “Requisite Percent”), request that a Consent Record Date be fixed for such purpose (individually or collectively, a “Request”). If a stockholder of record is the nominee for more than one beneficial owner of shares of Common Stock of the Corporation, the stockholder of record may deliver a Request pursuant to this Article solely with respect to the shares of Common Stock owned by beneficial owners who are directing the stockholder of record to sign such Request. Following delivery of the Request from the Requisite Percent, prior to the later of (i) 20 days after delivery of a Request from the Requisite Percent and (ii) five days after delivery of all information required by the Corporation to determine the validity of the Request or to determine whether the action to which the Request relates may be effected by written consent, determine the validity of the Request and whether the Request relates to an action that may be taken by written consent, the Board of Directors shall adopt a resolution fixing the Consent Record Date. The Consent Record Date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the Consent Record Date is adopted by the Board of Directors and may not precede the date such resolution is adopted. If a valid Request from the Requisite Percent has been duly delivered to the Secretary of the Corporation but no Consent Record Date has been fixed by the Board of Directors by the date required by the fourth sentence of this Section (a) of this Article, the Consent Record Date, when no prior action by the Board of Directors is required under the provisions of Delaware law with respect to the action to which the Request relates, shall be the close of business on the first date (after the expiration of the time period provided by the fourth sentence of this Section (a) of this Article on which a signed written consent setting forth the action taken or proposed to be taken by written consent is delivered to the Corporation in accordance with Section (f) of this Article and Section 228 of the DGCL), except that, if prior action by the Board of Directors is required under Delaware law with respect to the action to which the Request relates, the Consent Record Date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
(b)     Public Solicitation. Any stockholder of record seeking to take action by written consent as contemplated by Section (a) of this Article (an “Initiating Stockholder”) by solicitation of 10 or more persons (as the term “solicitation” is defined under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor regulation) to attain the Requisite Percent (a “Public Solicitation”), or otherwise, may engage in such a solicitation only if the Initiating Stockholder first delivers to the Secretary of the Corporation (in writing and not by electronic transmission) a request that the Board of Directors fix a record date to determine the stockholders entitled to deliver a Request (the “Solicitation Record Date”). The request must be sent to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested and must contain the information set forth or identified in Section (c) of this Article. Following delivery of a request for a Solicitation Record Date, the Board of Directors must, by the later of (i) 10 days after delivery of such request and (ii) 5 days after delivery of all information required by the Corporation to determine the validity of such request or to determine whether the action to which the request relates may be effected by written consent, determine the validity of such request and whether such request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the Solicitation Record Date. The Solicitation Record Date shall be no more than 10 days after the date upon which the resolution fixing the Solicitation Record Date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a valid request for a Solicitation Record Date has been duly delivered to the Secretary of the Corporation but no Solicitation Record Date has been fixed by the Board of Directors by the date required by the third sentence of this Section (b), the Solicitation Record Date shall be the close of business on the tenth day after delivery of the valid request for the Solicitation Record Date to the

Secretary of the Corporation. To be valid, any Request that has been the subject of a Public Solicitation must be delivered to the Secretary of the Corporation no earlier than the applicable Solicitation Record Date and no later than the 60th day after the applicable Solicitation Record Date.
(c)     Notice Requirements. The request for a Solicitation Record Date required by Section (b) of this Article (i) must be delivered to the Secretary of the Corporation by the Initiating Stockholder, who must be a record stockholder of the Corporation as of the time the request is delivered, (ii) must contain a representation that such Initiating Stockholder plans to engage in a Public Solicitation to attain the Requisite Percent, (iii) must describe the action proposed to be taken by written consent of stockholders in reasonable detail, and (iv) must contain (x) such information, representations and completed questionnaires, to the extent applicable, then required by the Bylaws, as though such Initiating Stockholder was intending to make a nomination of persons for election to the Board of Directors or to bring any other matter before a meeting of stockholders, as applicable, and such information, representations and completed questionnaires shall be provided with respect to the Initiating Stockholder and any other person that is part of a “group” (within the meaning of Section 13(d) of the Exchange Act and the rules thereunder) with the Initiating Stockholder, and (y) the text of the proposed action to be taken (including the text of any resolutions proposed to be adopted by written consent of stockholders and, if applicable, the language of any proposed amendment to the By-laws of the Corporation). The Corporation may require any Initiating Stockholder (and any other person that is part of a group with the Initiating Stockholder) to furnish such other information as may be requested by the Corporation to determine the validity of any request for a Solicitation Record Date, the validity of any subsequently delivered Request or whether any such Request complies with law or relates to an action that may be effected by written consent. Notwithstanding anything to the contrary set forth above, if one or more persons beneficially owns the Requisite Percent without engaging in a Public Solicitation, (1) the related Request must be signed by stockholders of record that hold shares representing the Requisite Percent as of the time such Request is delivered to the Secretary of the Corporation, (2) the information required under clauses (iii) and (iv) of the first sentence of this Section (c) of this Article must be provided with respect to each stockholder submitting the Request (or the beneficial owner who is directing the stockholder of record to submit such Request) at the time such Request is delivered to the Secretary of the Corporation pursuant to Section (a) of this Article, and (3) the Corporation may require any such stockholder delivering a Request to furnish such other information as may be requested by the Corporation to determine the validity of any Request or whether such Request relates to an action that may be effected by written consent.
(d)     Actions Which May Be Taken by Written Consent. The Board of Directors is not obligated to set a Consent Record Date or a Solicitation Record Date, and stockholders are not entitled to act by written consent, if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the Request for such action or request for the related Solicitation Record Date is delivered to the Corporation during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined by the Board of Directors, a “Similar Item”) was presented at a meeting of stockholders held not more than 90 days before the Request for such action or request for the related Solicitation Record Date is delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (iv) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholders meeting that has been called by the time the Request or request for the related Solicitation Record Date is delivered to the Corporation but not yet held or was included in such a notice for a meeting within three years prior to the receipt of a Request, (v) such Request was made, any Request was solicited or any related Public Solicitation was made, in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, (vi) after the Board fixes a Consent Record Date following the receipt of a Request, the proposed action subject to the written consent following such Request deviates in any material respect (as determined by the Board of Directors) from the action described in the notice submitted to the Corporation under (c) of this Article or (vii) sufficient written consents are not delivered to the Corporation prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting.
(e)     Form and Timing of Consent. No written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this Section and in Section (f) of this Article as a “Consent”) shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by Section (f) of this Article within 60 days of the first date on which a Consent is so delivered to this Corporation. A Consent shall not be valid if it purports to provide (or if the person signing such Consent provides, through instructions to an agent or otherwise) that it will be effective at a future time or at a time determined upon the happening of an event.
(f)     Delivery of Consents. No Consents may be delivered to the Corporation or its registered office in the State of Delaware after 60 days immediately following a Consent Record Date that has been validly fixed or establish pursuant to Section (a) of this Article. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery must be made by hand or by certified or registered mail, return receipt requested. The Corporation shall not be required to accept a Consent given by electronic transmission unless (i) a paper reproduction of the Consent is delivered in accordance with the preceding sentence and (ii) any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (A) that the electronic transmission was transmitted by the stockholder and (B) the date on which such stockholder transmitted such electronic transmission. In the event of the delivery to the Corporation or its registered office in the State of Delaware of Consents, the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such

Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Secretary of this Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate one or more persons, who shall not be members of the Board of Directors, to serve as inspector(s) with respect to such Consent, and such inspector(s) shall discharge the functions of the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, as the case may be, under this Article. If after such investigation the Secretary of this Corporation, such other officer of this Corporation as the Board of Directors may designate or the inspector(s), as the case may be, determines that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of this Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Secretary of this Corporation, such other officer of this Corporation as the Board of Directors may designate or the inspector(s), as the case may be, may, at the expense of this Corporation, retain legal counsel and any other advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.
(g)     Effectiveness of Consent. No action may be taken by written consent of the holders of Common Stock of the Corporation except in accordance with this Article and applicable law. If the Board of Directors shall determine that any Request to fix a Consent Record Date, request to fix a Solicitation Record Date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article or applicable law, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article or applicable law, then the Board of Directors shall not be required to fix a Consent Record Date or Solicitation Record Date and any such purported action by written consent shall be null and void. No action by written consent without a meeting shall be effective until such date as the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate or the inspector(s), as applicable, certify to this Corporation that the Consents delivered to this Corporation in accordance with Section w(f) of this Article, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and the Certificate of Incorporation.
(h)     Challenge to Validity of Consent. Nothing contained in this Article shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the inspector(s), as the case may be, or to prosecute or defend any litigation with respect thereto, in each case to the fullest extent permitted by law.
(i)     Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this Article or any related provisions of the Bylaws of the Corporation applies to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (ii) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.
(j)     Manner of Consent Solicitation. Stockholders of record may take action by written consent only if the stockholder seeking to take action by written consent solicits consents from all stockholders of the Corporation entitled to vote on the action or actions proposed to be taken by written consent pursuant to and in accordance with this Article, Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) (without reliance upon any exemption in Regulation 14A, including the exemption contained in clause (iv) of Rule 14a-1(l)(2) or Rule 14a-2(b) thereunder) (or any subsequent provisions replacing such Act or regulations), and applicable law.
(k)     Interpretation. The Board of Directors has the exclusive power to interpret the provisions of this Article and make all determinations deemed necessary or advisable for the administration thereof, in each case to the fullest extent permitted by law. All such interpretations and determinations shall be final, conclusive and binding on the Corporation and its stockholders.

IN WITNESS WHEREOF, this Corporation has caused this Certificate to be signed this 9th day of June, 2022.
FLEETCOR TECHNOLOGIES, INC.

By:    __/s/ Charles R. Freund____________
Name:     Charles R. Freund
Title:     Chief Financial Officer

[Signature Page to Certificate of Amendment]